Exhibit 10.8

IP LICENSE AGREEMENT

This IP LICENSE AGREEMENT (the “Agreement”) is entered into as of December 23, 2024 (the “Effective Date”), by and between Trina Solar Co., Ltd. (“TCZ” or “Licensor”) and FREYR Battery, Inc. (“FREYR” or “Licensee”). Licensor and Licensee are each a “Party” and, collectively, the “Parties”.

RECITALS

WHEREAS, Trina Solar (Schweiz) AG, an entity organized under the Laws of Switzerland (“TSW”), an indirect subsidiary of TCZ, and FREYR, a Delaware corporation and, following Closing (as defined below), an Affiliate of Trina Solar US Manufacturing Module 1, LLC (“TUM 1”), entered into that certain Transaction Agreement dated November 6, 2024 (the “Transaction Agreement”), and, as a result of the transactions contemplated in the Transaction Agreement, TUM 1 will no longer be an indirect subsidiary of TSW and will become an indirect subsidiary of FREYR upon the closing of the transactions contemplated in the Transaction Agreement (the “Closing”);

WHEREAS, in connection with the Transaction Agreement, the Parties have agreed that Licensee and its Affiliates and Sublicensees will have rights to certain Intellectual Property and Materials in accordance with and subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed by both Parties, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
OVERVIEW; DEFINITIONS AND INTERPRETATION

Section 1.1 Overview. The Parties acknowledge that they are entering into this Agreement simultaneously with Amendment No. 1 to that certain Intellectual Property License Agreement dated July 16, 2024 by and between Licensor and TUM 1 (as amended, the “Amended IP License Agreement”) so that, immediately after the Effective Date, TUM 1 (which as of the Effective Date will be an indirect, wholly owned subsidiary of Licensee) has rights to Licensed IP directly under the Amended IP License Agreement and through a Sublicense Agreement by Licensee to TUM 1 under this Agreement (the “IP Sublicense Agreement”). At any time after the first anniversary of the Effective Date, either Party to this Agreement may notify the other Party that it wishes to amend and restate the Amended IP License Agreement to reflect the terms herein and to terminate this Agreement, and if agreed upon in writing by the Parties and TUM 1, the Parties will negotiate in good faith, on behalf of themselves and their Affiliates, to prepare and finalize such amended and restated agreement, provided that neither Party, TUM 1, and no other Affiliate of any Party is obligated to enter into any amended and restated agreement (and, in connection therewith, terminate this Agreement) unless agreed in writing by the Parties and TUM 1.

Section 1.2 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

(a) “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, such first Person, where “Control” of an individual or entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

(b) “Agreement” has the meaning set forth in the Preamble to this Agreement.

(c) “Approved Facilities” means (i) the Solar Module Manufacturing Facility; and (ii) any other Manufacturing facility owned or controlled by TUM 1 or any of the Approved Subsidiaries that is commissioned for the Manufacture of Solar Modules or Solar Cells and that is approved by Licensor in writing, such approval not to be unreasonably withheld, delayed or conditioned.

(d) “Approved Subsidiary” means (i) any direct subsidiary wholly owned by TUM 1 that is established for the purpose of Manufacturing Licensed Products, (ii) TUM 2 or any of its direct subsidiaries established for the purpose of Manufacturing Solar Cells to be used in Licensed Products, and (iii) any Affiliate of TUM 1 that is established for the purpose of Manufacturing Solar Cells to be used in Licensed Products and that, in the case of (iii), is approved by Licensor in writing, such approval not to be unreasonably withheld, delayed or conditioned.

(e) “Beneficial owner” has the meaning set forth in Section 10.1.

(f) “Business Day” means each day that is not (i) a Saturday, Sunday, or (ii) other day on which banking institutions located in Shanghai, People’s Republic of China or New York, New York, are obligated by Law or executive order to close.

(g) “Challenge” means, with respect to any Licensed Patent, to contest the validity or enforceability of any such Licensed Patents, in whole or in part, in any court, arbitration proceeding or other tribunal or before any other Governmental Authority, including the United States Patent and Trademark Office and the United States International Trade Commission.

(h) “Change of Control” has the meaning set forth in Section 10.1.

(i) “Closing” has the meaning set forth in the Recitals.

(j) “Closing Date” means the date on which the Closing occurs in accordance with the Transaction Agreement.

(k) “Commercial Agreements” means (i) this Agreement; (ii) the Solar Cells Sales Agreement; (iii) the Polysilicon Sales Agreement; (iv) the Module Operational Support Agreement; (v) the Trademark License Agreement; (vi) the Amended IP License Agreement; (vii) the IP Sublicense Agreement; (viii) the Sales Agency Agreement; (ix) the TUS Offtake Agreement; (x) the Solar Cell Operational Support Agreement; and (xi) the Solar Wafer Sales Agreement.

(l) “Confidential Information” has the meaning set forth in Section 7.1(a).

(m) “Control” or “Controlled” means, with respect to any Intellectual Property, such Person has been granted a license or other rights in, to and under such Intellectual Property (other than pursuant to a license or other rights granted pursuant to this Agreement).

(n) “Cover” means, with respect to any Patent and the subject matter thereof, but for a license granted under a claim of such Patent, the making, having made, use, sale, offer for sale, or importation of the subject matter at issue would infringe such claim.

(o) “Credit Agreement” means that certain Credit Agreement, dated July 16, 2024, by and among TUM 1, as borrower, HSBC Bank USA, N.A., as administrative agent, HSBC Bank USA, N.A., as collateral agent, and the other lenders from time to time party thereto, as amended from time to time.

(p) “Distribution and/or Sale” and “Distribute and/or Sell” mean selling, offering for sale, distributing for sale, marketing, promoting, advertising, importing, using and otherwise commercializing.

(q) “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(r) “Embodiment” means any and all Licensed Materials and other Materials (i) describing all or any part of the Licensed IP or any information related thereto or (ii) in which all of any part of the Licensed IP or such information is set forth, embodied, recorded or stored.

(s) “Exploit” or “Exploitation” means to make, have made, import, use, including to research, develop, commercialize, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, transport, Distribute and/or Sell, promote, market or have sold or otherwise dispose of.

(t) “Extension Term” has the meaning set forth in Section 8.1.

(u) “Field” means the Manufacture of solar cells and solar modules from components thereof, including solar cells, and the Distribution and/or Sale of such solar modules and cells.

(v) “FREYR” has the meaning set forth in the Preamble.

(w) “Governmental Authority” means any nation or government; any state, municipality or other political subdivision thereof; and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, governance; and any executive official thereof.

(x) “Improvement IP” means any and all Patents filed by or on behalf of Licensor or any of its Affiliates, or Know-How or Materials, invented, generated or created during the Term that is an improvement to any invention disclosed in any Licensed Patent (including those listed on Schedule A of the Agreement) or any Licensed Know-How or Licensed Materials.

(y) “Indemnifying Party” has the meaning set forth in Section 6.1.

(z) “Indemnified Party” has the meaning set forth in Section 6.1.

(aa) “Intellectual Property” means any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, and other similar proprietary rights, including in or to (i) Patents, (ii)  copyrightable works, copyrights (including, but not limited to, in product label or packaging artwork or templates), rights in works of authorship (whether copyrightable or not), moral rights, mask work rights, rights in data and database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof, (iii) Software, (iv) Know-How, and (v) all registrations and applications for registration of any of the foregoing clauses (i) through (v). For the avoidance of doubt, Intellectual Property excludes Trademarks.

(bb) “Initial Term” has the meaning set forth in Section 8.1.

(cc) “IP Sublicense Agreement” has the meaning set forth in Section 1.1.

(dd) “Know-How” means all trade secrets (including those trade secrets defined in the Defend Trade Secrets Act, Uniform Trade Secrets Act or under corresponding foreign statutory and common Law) and other confidential or proprietary information, know-how and technical data, including any that comprise financial, business, scientific, technical, economic, or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, methods, techniques, processes and inventions (whether or not patentable), and all Intellectual Property therein and with respect thereto, other than Patents.

(ee) “Knowledge” and its cognates mean, with regard to each of the Parties, the actual knowledge after reasonable inquiry of the individuals listed on Schedule C.

(ff) “Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judgments, decisions, orders and awards made in respect of the foregoing, including for the avoidance of doubt any stock exchange rules.

(gg) “Licensed IP” means the Licensed Patents, Licensed Know-How, Licensed Materials and Licensed Software.

(hh) “Licensed Know-How” means any and all Know-How owned by, in the possession of or otherwise in the Control of Licensor or any of its Affiliates as of the Effective Date or any time during the Term that relates to the Field (including any Know-How that constitutes Improvement IP) and that is (i) incorporated into the Licensed Products or the Licensed Materials or (b) necessary or useful for the Manufacture, Distribution and/or Sale of Licensed Products.

(ii) “Licensed Materials” means all Materials that relate to the Field or to the Licensed Products and that are provided by Licensor or its Affiliates to Licensee, any of its Affiliates or any Sublicensees in the performance of their respective obligations or exercise of their rights in connection with any of the Commercial Agreements, together with all Intellectual Property therein and with respect thereto.

(jj) “Licensed Software” means all Software owned by Licensor or its Affiliates that is used in or necessary for the operation of the Solar Module Manufacturing Facility as of the Effective Date and any modifications, improvements or derivative works developed by Licensor or its Affiliates after the Effective Date for such Software (including for the avoidance of doubt, all new versions, upgrades and bug fixes).

(kk) “Licensed Patents” means any and all Patents owned or otherwise Controlled by Licensor or any of its Affiliates as of the Effective Date or any time during the Term that (i) Cover the Manufacture, Distribution and/or Sale of any Licensed Products in the Territory, (ii) are necessary or useful for Licensee to Exploit the Licensed Products, or otherwise exercise the rights granted under the license hereunder in the Territory or (iii) comprise or Cover any Improvement IP in the Territory. For clarity, the Licensed Patents shall include, without limitation, the Patents listed on Schedule A and any Patents within the Improvement IP added to Schedule A pursuant to Section 3.2. Licensed Patents exclude any Patents exclusively Covering solar storage technologies other than PERC Technology or TOPCon Technology; provided that if any such Patents Cover PERC Technology or TOPCon Technology as well as other solar storage technologies, such Patents will be included in the Licensed Patents but solely for purposes of the licenses and other rights granted hereunder and for no other purpose.

(ll) “Licensed Products” means any Solar Modules, Solar Cells and components thereof.

(mm) “Licensee” has the meaning set forth in the Preamble.

(nn) “Licensor” has the meaning set forth in the Preamble.

(oo) “Manufacture” and “Manufacturing” means any and all activities related to the production, manufacture, making, processing, packaging, labeling, testing, shipping, storing, or release of a product or any component thereof, including process development, process qualification and validation, scale-up, test method development, quality assurance and quality control with respect to the foregoing.

(pp) “Materials” means specifications, instructions, formulas, spreadsheets, data, drafts, papers, designs, schematics, diagrams, models, prototypes, computer-stored data, manuscripts, object code and other items. For purposes of this Agreement, Materials excludes Software other than object code of the Licensed Software.

(qq) “Module Operational Support Agreement” means the Module Operational Support Agreement, to be executed on or before the Closing Date, between TUS, as service provider, and FREYR, as manufacturer, amending, restating, replacing and renaming the Agreement for the Provision of Services between TCZ and TUM 1 dated July 16, 2024.

(rr) “Party” has the meaning set forth in the Preamble to this Agreement.

(ss) “Patent Challenge Termination Event” has the meaning set forth in Section 8.3.

(tt) “Patents” means patents, patent applications (including patents issued thereon), invention disclosures, statutory invention registrations, patents of importation, certificates of addition, design patents and utility models, in each case of the foregoing, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof.

(uu) “PERC Technology” means the solar cell technology called Passivated Emitter and Rear Contact Solar Cell, including any and all updates, upgrades, modifications and improvements thereto during the Term.

(vv) “Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

(ww) “Polysilicon Sales Agreement” means the Amended and Restated Sales Agreement (Polysilicon), to be executed on or before the Closing Date, between TVNW, as buyer, and TUM 1, as seller, amending and restating the Intercompany Sales Agreement between TUM 1 and TVNW dated July 16, 2024.

(xx) “Sales Agency Agreement” means the Sales Agency and Aftermarket Services Agreement, to be executed on or before the Closing Date, between TUS, as sales agent, and TUM 1, as manufacturer, amending, restating and renaming the Marketing and Service Agreement between TUS and TUM 1 dated July 16, 2024.

(yy) “Software” means all computer software and programs (whether in source code, object code or other form), firmware, software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.

(zz) “Solar Cell Operational Support Agreement” means the Solar Cell Operational Support Agreement, to be executed after the Closing Date, between TUS, as service provider, and FREYR, as manufacturer.

(aaa) “Solar Cells” means the solar photovoltaic cells compatible with the Solar Modules Manufactured, or to be Manufactured, by or on behalf of TUM 2 or an Approved Subsidiary at Approved Facilities.

(bbb) “Solar Cells Sales Agreement” means the Amended and Restated Sales Agreement (Solar Cells), to be executed on or before the Closing Date, between TED, as seller, and TUM 1, as buyer, amending and restating the Intercompany Sales Agreement between TED and TUM 1 dated July 16, 2024.

(ccc) “Solar Energy Products” means solar cells, solar ingots, solar photovoltaic energy generating modules, and solar silicon wafers and polysilicon products produced for use in the manufacture of solar silicon wafers.

(ddd) “Solar Module Manufacturing Facility” means the Manufacturing facility owned by TUM 1 located at 1200 North Sunrise Road, Wilmer, Texas.

(eee) “Solar Modules” means solar photovoltaic energy generating modules utilizing PERC Technology or TOPCon Technology that are Manufactured, or to be Manufactured, by or on behalf of TUM 1 or an Approved Subsidiary at Approved Facilities.

(fff) “Solar Wafer Sales Agreement” means the Sales Agreement (Solar Wafers) to be executed after the Closing Date between TED, as supplier, and TUM 2, as buyer.

(ggg) “TOPCon Technology” means the solar cell technology called Tunnel Oxide Passivated Contact Solar Cell, including any and all updates, upgrades, modifications and improvements thereto during the Term.

(hhh) “Sublicensee” has the meaning set forth in Section 2.2.

(iii) “Tax” means any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent, including employer and employees’ contributions), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, escheat or unclaimed property, custom duty, tariff, or other tax, governmental fee or other like assessment or charge in the nature of a tax, together with any interest or any penalty or addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

(jjj) “TCZ” has the meaning set forth in the Preamble.

(kkk) “TED” means Trina Solar Energy Development Pte. Ltd, a company organized under the Laws of the Republic of Singapore.

(lll) “Term” has the meaning set forth in Section 8.1.

(mmm) “Territory” means the United States of America.

(nnn) “Third Party” means any Person other than Licensor, Licensee, and their respective Affiliates.

(ooo) “Third Party Infringement” means (i) any Third Party activities that constitute, or would reasonably be expected to constitute, an infringement, misappropriation or other violation of any Licensed IP or (ii) any Third Party allegations that challenge the ownership, use, validity or enforceability of any Licensed IP.

(ppp) “Trademark License Agreement” means the Amended and Restated Trademark License Agreement, to be executed on or before the Closing Date, between TUS and TUM 1, amending, restating, replacing and renaming the Trademark License Agreement between TCZ and TUM 1 dated July 16, 2024.

(qqq) “Trademarks” means any trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, and other source indicators, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(rrr) “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

(sss) “Trina Competitor” means any Person that is primarily in the business of procuring, Manufacturing or Distributing and/or Selling Solar Energy Products in the Territory. Trina Competitors include but are not limited to: JA Solar Holdings Co., Ltd, Canadian Solar Inc., BYD Company Limited, Boviet Technology Co. Ltd., Run Energy (Holdings) Pty Limited, JinkoSolar, Waaree Energies Limited, Risen Energy Co., Ltd, Talesun Solar Co., Ltd, Hanwha Group (Qcells division), VSUN LONGi Green Energy Technology Co. Ltd, New East Solar Energy, ZNSHINE PV-Tech Co., LTD, SunPower Corporation, LG Electronics Inc. (solar panels division), Phono Solar Technology Co., Ltd., Heliene Inc., Silfab Solar Inc., Tesla Energy Operations Inc., First Solar Inc., Maxeon Solar Technologies, Ltd., and Astronergy Solar Ltd.

(ttt) “TSW” has the meaning set forth in the Recitals.

(uuu) “TUM 1” has the meaning set forth in the Recitals.

(vvv) “TUM 2” means Trina Solar US Manufacturing Cell 1, LLC, a limited liability company organized under the laws of Oklahoma.

(www) “TUS” means Trina Solar (U.S.), Inc., a corporation organized under the Laws of Delaware.

(xxx) “TUS Offtake Agreement” means the Supply Contract, to be executed on or before the Closing Date, between TUM 1, as supplier, and TUS, as purchaser, amending and restating the Supply Agreement between TUM 1 and TUS dated July 16, 2024.

(yyy) “TVNW” means Trina Solar (Viet Nam) Wafer Company Limited, a company organized under the Laws of Vietnam.

ARTICLE II
GRANTS OF RIGHTS

Section 2.1 Licenses to Licensee. Subject to the terms and conditions of this Agreement, Licensor, on behalf of itself and its Affiliates, hereby grants, and Licensor shall cause its Affiliates to grant, to Licensee, (a) a royalty-free (subject to the last sentence of Section 2.1), fully paid-up, sublicensable (to the extent permitted in Section 2.2), transferable (to the extent permitted in Section 10.1), non-exclusive license during the Term in, to and under the Licensed IP to Manufacture and have Manufactured Licensed Products at Approved Facilities in the Territory, to Distribute and/or Sell (including import, use and commercialize) the Licensed Products in the Territory, to operate the Approved Facilities and otherwise to receive any services provided by Licensor or its Affiliates under the Commercial Agreements, and to copy, display and use the Licensed Materials in the Territory for the purpose of Manufacturing and Distributing and/or Selling Licensed Products throughout the Territory, to operate the Approved Facilities and otherwise to receive any services provided by Licensor or its Affiliates under the Commercial Agreements and (b) a royalty-free (subject to the last sentence of Section 2.1), fully paid-up, sublicensable (to the extent permitted in Section 2.2), transferable (to the extent permitted in Section 10.1), non-exclusive license during the Term to (i) access, host, install, run, execute and use the Licensed Software, in object code only, (ii) generate print, copy, download and store all data, information, and content resulting from use of the Licensed Software, and (iii) make and use a reasonable number of copies of the Licensed Software as may be necessary or useful to Manufacture and have Manufactured Licensed Products in the Territory, to Distribute and/or Sell (including importing, using and commercializing) the Licensed Products in the Territory, to operate the Approved Facilities, and otherwise to receive any services provided by Licensor or its Affiliates under the Commercial Agreements. For clarity, subject to the terms and conditions of this Agreement, the foregoing license shall include the right as applicable, to use, practice, copy, perform, render, develop, improve, display, distribute, modify and, other than with respect to Licensed Software, make derivative works of the Licensed IP and any tangible embodiments thereof, in each case within the scope of the foregoing license. Licensor and Licensee acknowledge and agree that in the event that the Amended IP License Agreement is terminated for any reason and this Agreement continues in force, then the license set forth in this Section 2.1 shall be royalty-bearing during the period beginning on the effective date of termination of the Amended IP License Agreement and continuing for the remainder of the Term in accordance with the royalties set forth on Schedule D.

Section 2.2 Sublicenses.

(a) Direct Sublicenses. Licensee shall only have the right to sublicense the license and rights granted to Licensee under this Agreement to TUM 1, provided that, TUM 1 is and remains a direct or indirect, wholly owned subsidiary of Licensee. As of the Effective Date, Licensee shall grant a sublicense to TUM 1 of all of the rights granted to Licensee hereunder pursuant to the IP Sublicense Agreement. For clarity, in the event that the IP Sublicense Agreement is terminated, this Agreement shall terminate in accordance with the terms hereof.

(b) Further Sublicenses. TUM 1 shall be permitted to sublicense the sublicenses and rights granted by Licensee to TUM 1 (as described in the foregoing Section 2.2(a)) in accordance with the terms hereof (i) to TUM 2, provided that, TUM 2 is and remains an direct or indirect, wholly owned subsidiary of Licensee, as necessary or useful to permit the Manufacture of Solar Cells at, or Distribution and/or Sale thereof from, an Approved Facility; (ii) to any or all Approved Subsidiaries as necessary to permit the Manufacture of Licensed Products at, or Distribution and/or Sale thereof from, Approved Facilities; and (iii) to other Third Parties and Affiliates of TUM 1 with Licensor’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed (the foregoing (i)-(iii)), together with TUM 1, “Sublicensees”).

(c) Obligations with respect to Sublicensees. The sublicenses granted to any Third Parties (whether pursuant to this Agreement or the IP Sublicense Agreement) shall be pursuant to a written agreement that (i) is consistent with the terms and conditions of the Agreement; (ii) terminates automatically upon the termination of this Agreement and (iii) names Licensor as an intended third-party beneficiary of the sublicense agreement. Licensee will provide unredacted copies of all sublicense agreements to Licensor upon request by Licensor; provided, however, that Licensee may redact confidential portions of each such agreement (or amendments thereto) to the extent such portions do not relate to the Licensed IP.

(d) For clarity, granting a sublicense shall not relieve Licensee of any obligations hereunder and Licensee shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to Licensee.

Section 2.3 Exclusive Solar Modules Manufacturer.

(a) TUM 1 and its Approved Subsidiaries shall be the exclusive manufacturer in the United States of Solar Modules using the Intellectual Property of Licensor and its Affiliates during the first two (2) years after the Closing Date (the “Initial Exclusivity Term”).

(b) Beginning on the second anniversary of the Effective Date, the exclusivity set forth in Section 2.3(a) will automatically renew for successive one (1) year periods for the remainder of the Term (each such one-year period together with the Initial Exclusivity Term, the “Exclusivity Term”); provided that Licensor may terminate the exclusivity by providing written notice to Licensee (i) at least sixty (60) days prior to expiration of the Initial Exclusivity Term, and (ii) thereafter, for the remainder of the Exclusivity Term, at least sixty (60) days prior to any anniversary of the Effective Date, which termination shall be effective under (i) and (ii) upon the relevant anniversary of the Effective Date.

(c) The exclusivity set forth in this Section 2.3 shall not apply (i) to any Solar Modules which cannot be produced at the Approved Facility without a material modification to any such Approved Facility and (ii) to any volumes of Solar Modules in excess of five (5) gigawatts per year or any higher aggregate maximum annual capacity of all Approved Facilities.

Section 2.4 Tech Transfer. Within sixty (60) days of the Effective Date (the “Initial Technology Transfer Date”), Licensor shall use its best efforts to deliver the Licensed Materials and to disclose the Licensed Know-How that are reasonably necessary or useful for the Manufacture and Distribution and/or Sale of Licensed Products and the operation of the Solar Module Manufacturing Facility as of the Initial Technology Transfer Date (the “Initial Technology Transfer”). Following the Initial Technology Transfer Date, the Parties agree that, on a quarterly basis, or more frequently if agreed upon by the Parties, Licensor’s and Licensee’s technical personnel will meet and confer to determine whether the provision of additional Licensed Materials or the disclosure of additional Know-How are reasonably necessary or useful for the Manufacture and Distribution and/or Sale of Licensed Productions or for the operation of the Solar Module Manufacturing Facility or any other Approved Facility, if applicable. Upon Licensee’s reasonable request for such additional Licensed Materials, Licensor agrees to use its best efforts to deliver the additional Licensed Materials and to disclose additional Licensed Know-How (each a “Subsequent Technology Transfer” and collectively with the Initial Technology Transfer, the “Technology Transfers”). With each Technology Transfer, if requested by Licensee, Licensor shall make available (in person or remotely) technical personnel with experience relating to the Licensed Materials and Licensed Know-How. For the avoidance of doubt, nothing herein shall require Licensor to create or develop new materials for Licensee.

Section 2.5 Reservation of Rights. Except as expressly provided in the Transaction Agreement or any other Commercial Agreement, each Party reserves its and its Affiliates’ rights in and to all Intellectual Property that is not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party, its Affiliates, or its sublicensees by implication, estoppel, or otherwise as to any of the other Party’s Intellectual Property that is not expressly licensed or otherwise granted hereunder and in no event shall the Intellectual Property licensed hereunder include any Trademarks.

ARTICLE III
OWNERSHIP AND IMPROVEMENT PATENTS

Section 3.1 Ownership. As between the Parties and their respective Affiliates, Licensee acknowledges and agrees that Licensor and its Affiliates own all right, title and interest in and to the Licensed IP. Any modification, improvement or derivative work of the Licensed IP (including Improvement IP) that is created or developed by Licensee shall be owned by Licensor. Licensee hereby assigns, transfers, and conveys (and agrees to assign, transfer, and convey) to Licensor all of its right, title and interest in and to such modifications, improvements and derivative works (including Improvement IP); provided that all such modifications, improvements and derivative works (including Improvement IP) shall then automatically be included in the license set forth in Section 2.1.

Section 3.2 Improvement Patents. Licensor will update Schedule A as soon as reasonably practicable from time to time to include any Patents within the Improvement IP; provided that, regardless of Licensor’s failure to update such Schedule, such Patents shall be deemed to be included in the definition of Improvement IP and Licensed IP.

ARTICLE IV
PROSECUTION, MAINTENANCE AND ENFORCEMENT

Section 4.1 Responsibility and Cooperation. As between the Parties, Licensor shall have sole and exclusive responsibility (but not the obligation) for filing, prosecuting and maintaining all Patents within the Licensed IP. Licensor shall be solely responsible for all costs and expenses incurred in connection with such filing, prosecution and maintenance.

Section 4.2 Enforcement and Defense.

(a) Right to Enforce and Defend. Subject to the remainder of this Section 4.2, as between the Parties, Licensor shall have the sole and exclusive right, but not the obligation, at its own cost and expense, to control enforcement and defense against any Third Party Infringement of the Licensed IP under which Licensor is granting a license to Licensee hereunder (including by bringing any proceeding or action or entering into settlement discussions).

(b) Cooperation. If Licensor brings any proceeding or action, or enters into settlement discussions, with respect to any Third Party Infringement in accordance with Section 4.2(a), Licensee shall provide reasonable assistance in connection therewith, at Licensor reasonable request, and Licensee shall be reimbursed for its reasonable out-of-pocket costs and expenses incurred in connection therewith.

(c) Settlements. Licensor shall notify Licensee in writing (email is sufficient) at least ten (10) Business Days prior to entering into any agreement to settle any Third Party Infringement with respect to the Licensed IP, provided that Licensor shall not enter into any such settlement agreement on terms that would (i) adversely affect the validity, enforceability or scope, or admit non-infringement, of any of the Licensed IP, (ii) give rise to any liability of Licensee, its Affiliates or any Sublicensees, or (iii) restrict, limit, encumber or otherwise impair Licensee’ or any of its Affiliates’ or Sublicensees’ rights in any Licensed IP or Licensee’s or any of its Affiliates’ or Sublicensees’ rights under this Agreement. Licensor will consider in good faith any suggestions Licensee may propose with regard to any agreement settling a claim of Third Party Infringement.

(d) Recoveries. Any and all amounts recovered by Licensor in any proceeding or action regarding a Third Party Infringement or settlement with respect thereto shall, unless otherwise agreed (including in an agreement in connection with obtaining consent to settlement), be first used to reimburse the Parties’, their Affiliates’ and the Sublicensees’ costs and expenses in connection with therewith, with the remainder being allocated as follows: (i) Licensee receiving the percentage of such amount corresponding to its, its Affiliates’ and the Sublicensees’ quantifiable and direct damages to the extent caused by the Third Party Infringement and (ii) the remainder being retained by Licensor. To the extent the judgment or settlement does not specify what portion of the amount paid reflects Licensee’s damages, the Parties will negotiate in good faith to determine the allocation, and if the Parties are unable to resolve the disagreement, they shall refer the dispute to the Operational Committee established under Section 5.3 of the Module Operational Support Agreement. The Operational Committee or Executives (as defined in the Module Operational Support Agreement) shall resolve such dispute in accordance with Section 5.3(vi) of the Module Operational Support Agreement. If, after an additional thirty (30) days from the meeting of such Executives, the Parties are still unable to resolve a deadlock, either Party may seek resolution in accordance with Section ARTICLE IX herein.

ARTICLE V
representations, warranties AND COVENANTS

Section 5.1 Mutual Representations and Warranties. Each of Licensor and Licensee hereby represents and warrants to the other Party as of the Effective Date that:

(a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite action under the provisions of its charter, bylaws and other organizational documents, and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(d) this Agreement has been duly executed and is a legal, valid and binding obligation on each Party, enforceable against such Party in accordance with its terms.

Section 5.2 Representations of Licensor. Licensor hereby represents and warrants to Licensee as of the Effective Date that:

(a) Licensor (or one or more of its Affiliates) (i) is the sole and exclusive owner of the Licensed Patents, all of which is free and clear of any claims, liens, charges or encumbrances and (ii) owns or otherwise has a valid right to use, and to permit Licensee and the Sublicensees to use, in accordance with the licenses and sublicenses granted and contemplated to be granted in accordance with the terms hereof, all other Licensed IP;

(b) Licensor has the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Licensee and the Sublicensees in connection with this Agreement;

(c) immediately after the Effective Date, Licensee will have the right to grant sublicenses and TUM 1 shall have the right to grant further sublicenses as permitted under this Agreement;

(d) as of the Effective Date (i) Schedule A sets forth a true and complete list of all Licensed Patents as of the Effective Date, and each such Patent is, to the Knowledge of Licensor, in full force and effect, valid and enforceable;

(e) Schedule B sets forth a true and complete list of all Licensed Products developed and commercialized by Licensor or its Affiliates on or prior to the Effective Date;

(f) as of the Effective Date, Licensor or its Affiliates have timely paid all filing and renewal fees payable with respect to the Licensed Patents at all times while such Patents were owned or under the Control of Licensor or its Affiliates;

(g) except as disclosed in writing by Licensor to Licensee prior to the Effective Date, as of the Effective Date, no Third Party: (i) to the Knowledge of Licensor, is infringing any Licensed Patent or (ii) has filed any challenge with any Governmental Authority or threatened in writing to challenge the scope, validity or enforceability of any Licensed Patent (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign governmental authority);

(h) except as disclosed in writing by Licensor to Licensee prior to the Effective Date, as of the Effective Date, there is no claim, demand, suit, proceeding, arbitration, inquiry, investigation or other legal action of any nature, civil, criminal, regulatory or otherwise, pending or threatened in writing (including with respect to any infringement, misappropriation or other violation of any Third Party Intellectual Property) against Licensor or any of its Affiliates in connection with the Licensed IP or any Licensed Product;

(i) Licensor has complied in all material respects with all applicable Laws applicable to the filing, prosecution and maintenance of the Licensed Patents, including any disclosure requirements;

(j) Licensor has independently developed all Licensed Know-How or otherwise has a valid right to use, and to permit Licensee and the Sublicensees to use, the Licensed Know-How for all permitted purposes in connection with this Agreement;

(k) Each named inventors’ entire right, title and interest in and to all applicable Licensed Patents listed on Exhibit A have been assigned to Licensor through valid and enforceable written agreements from such inventor, and to the Knowledge of Licensor, no current or former employee, consultant or advisor owns any portion of any other Licensed IP;

(l) Licensor and its Affiliates take reasonable measures to protect the confidentiality of trade secrets within the Licensed Know-How, including requiring all Persons having access thereto to execute written non-disclosure agreements, and to the Knowledge of Licensor, there has not been any disclosure of or access to any material trade secret within the Licensed Know-How in a manner that has resulted or is likely to result in the loss of trade secret or other rights in or to such information;

(m) no Licensed Patent is subject to any funding agreement with a U.S. Governmental Authority or any of its agencies and, to the Knowledge of Licensor, no Licensed Patent is subject to any funding agreement with any Governmental Authority outside of the United States;

(n) neither Licensor nor any of its Affiliates is party to or otherwise subject to any agreement or arrangement which limits the ownership or licensed rights of Licensor or its Affiliates with respect to, or limits the ability of Licensor or its Affiliates to grant a license or sublicense, or provide access or other rights in, to or under, any Intellectual Property or Materials, in each case, that would, but for such agreement or arrangement, be Licensed IP; and

(o) no rights granted by or to Licensor or any of its Affiliates to any Third Party conflict with any right or license granted to Licensee or any Sublicensees hereunder.

Section 5.3 Disclaimer. OTHER THAN ANY REPRESENTATIONS OR WARRANTIES INCLUDED IN THE TRANSACTION AGREEMENT OR ANY COMMERCIAL AGREEMENT, THE FOREGOING REPRESENTATIONS AND WARRANTIES OF EACH PARTY ARE IN LIEU OF ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

Section 5.4 Restricted Actions. During the Term, Licensor shall not, and shall ensure that its Affiliates do not, take any of the actions set forth in this Section 5.4 (each, a “Restricted Action”), except in compliance with Section 5.5:

(a) (i) sell, assign or otherwise transfer to any Person (other than to Licensee or the Sublicensees pursuant to the terms of this Agreement) any Licensed IP (or enter into any binding agreement to do any of the foregoing) or (ii) incur or permit to exist, with respect to any Licensed IP, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other obligation that is a material limitation on or would materially limit the rights granted to Licensee or the Sublicensees in connection with, or otherwise be inconsistent with, this Agreement;

(b) take any action or fail to take any action that diminishes the rights under the Licensed IP granted to Licensee or the Sublicensees in connection with this Agreement;

(c) enter into any agreement or other arrangement with any Third Party that adversely affects (i) the rights granted to Licensee or the Sublicensees hereunder or (ii) Licensor’s or its Affiliates’ ability to fully perform its obligations hereunder; and

(d) enter into or otherwise allow itself or its Affiliates to be subject to any agreement or arrangement which limits the licensed rights of Licensee or the Sublicensees with respect to, or limits the ability of Licensee or the Sublicensees to grant a license or sublicense or provide access or other rights in, to or under any Intellectual Property or Materials, in each case, that would, but for such agreement or arrangement, be included in the Licensed IP or Licensed Materials.

Section 5.5 Notice; Further Actions. At least ten (10) Business Days prior to undertaking any Restricted Action, Licensor shall notify Licensee in writing, describing in reasonable detail the nature of the Restricted Action.

(a) If the Restricted Action involves the abandonment of one or more Licensed Patents, Licensor’s notice shall identify the Licensed Patents in question. Licensee may, at its option, elect to assume the Licensed Patents; if Licensee so elects, Licensor hereby assigns and shall cause its Affiliates to assign, such Patent(s) to Licensee. In furtherance thereof, the Parties will prepare written agreements that cause the transfer and assignment of such Patents; provided that (i) Licensee shall be responsible for all costs and expenses required to transfer such Patents, (ii) Licensor will give no representations or warranties with regard to such transferred Patents and (iii) after the transfer of any such transferred Patents, the transferred Patents will cease to be a Licensed Patent, and Licensee will be responsible for all costs and expenses arising out of the transferred Patents, including all filing and maintenance costs.

(b) If the Restricted Action involves the transfer of Licensed Patents to a Third Party, Licensor’s notice shall describe the proposed transaction in reasonable detail, and Licensor will consider in good faith suggestions to ensure that the proposed transfer does not limit the license rights of Licensee, its Affiliates or any Sublicensees; provided that, unless approved by Licensee in writing, in no event shall any such transfer limit the rights of Licensee, its Affiliates or any Sublicensees hereunder or otherwise be inconsistent with the terms hereof.

Section 5.6 Licensor Covenants. During the Term, Licensor will use best efforts to ensure that Licensor and its Affiliates retain all right, title and interest in and to the Licensed IP (except to the extent any reduction in the Licensed IP is permitted under this Agreement). Without limiting the foregoing, during the Term, Licensor shall:

(a) ensure Licensor has the full right, power and authority to grant all of the right, title and interest in the licenses and other rights granted or to be granted to Licensee and the Sublicensees in connection with this Agreement;

(b) ensure Licensee will have the right to grant sublicenses and TUM 1 shall have the right to grant further sublicenses as permitted under this Agreement;

(c) ensure that all Persons acting by or on behalf of Licensor or its Affiliates under this Agreement enter into valid and enforceable agreements with Licensor which require such Persons to assign to Licensor or its Affiliates their entire right, title and interest in and to any and all Licensed IP;

(d) obtain from all named inventors of Licensed Patents filed after the Effective Date valid and enforceable written agreements assigning to Licensor each such inventor’s entire right, title and interest in and to all such Licensed Patents; and

(e) take reasonable measures, and ensuring that its Affiliates take reasonable measures, to protect the confidentiality of trade secrets within the Licensed Know-How, including requiring all Persons having access thereto to execute written non-disclosure agreements.

Section 5.7 Third Party Software. To the extent Licensor, any of its Affiliates or TUM 1 utilizes any Software owned by a Third Party (“Third-Party Software”) in the operation of any Approved Facility and, after the Closing Date the licensee of such Third-Party Software is Licensor or an Affiliate of Licensor then, Licensor shall (a) promptly identify such Third-Party Software to Licensee, (b) to the extent Licensor or its Affiliates have the right to sublicense the rights to the Third-Party Software to TUM 1, Licensor agrees to grant and hereby does grant a sublicense to TUM 1 on the terms permitted under the software license to such Third-Party Software for a reasonable period of time until Licensor or any of its Affiliates (with TUM 1’s assistance) is able to obtain a direct license from the licensor of the Third-Party Software and (b) to the extent Licensor or its Affiliates do not have the right to grant a sublicense to TUM 1 for such Third-Party Software or to assign its license to TUM 1, Licensor shall provide prompt assistance to TUM 1 in the negotiation of a direct license for such Third-Party Software.

Section 5.8 Licensee Covenants. During the Term, TUM 1 and its Affiliates shall not (a) Manufacture, Distribute or Sell any Solar Energy Products in the United States of America, Canada or Mexico unless such Solar Energy Products are manufactured under any Licensed Patents or using or incorporating any Licensed Know-How or Licensed Materials, and (b) knowingly Distribute and/or Sell Licensed Products to any Person that Licensee knows intends to (and does) resell such Licensed Products in any country outside of the Territory.

Section 5.9 Compliance with Laws. Each of Licensor and Licensee shall comply with all Laws applicable to such Party and all Laws of the United States related to the performance of its obligations under this Agreement.

ARTICLE VI
INDEMNIFICATION; limitations on liability

Section 6.1 Mutual Indemnification. Each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and such other Party’s Affiliates and Sublicensees (as applicable) and its and their respective directors, officers, agents, successors and assigns (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) from and against any and all loss, liability, or expense (including attorneys’ fees and costs) incurred or suffered by any of the Indemnified Parties as a result of any claim or demand by a Third Party alleging or arising from (a) negligence, gross negligence, willful misconduct or fraud by the Indemnifying Party, any of its Affiliates, or its or its Affiliates’ officers, directors, members, managers or employees, or its or their Sublicensees, agents or subcontractors in the performance of this Agreement or (b) material breach by the Indemnifying Party of this Agreement, in each case (in respect of the foregoing clauses (a) and (b), except to the extent that such loss, liability, or expense (including attorneys’ fees and costs) is subject to indemnification by the other Party pursuant to this Section 6.1).

Section 6.2 IP Infringement Claims. Licensor shall indemnify, defend and hold harmless Licensee, its Affiliates and Sublicensees (“Licensee Indemnified Party”) from and against any loss, liability, or expense (including attorneys’ fees and costs) incurred by any such party as a result of a claim or demand by a Third-Party alleging that the Licensed IP, or the use thereof, infringes, violates or misappropriates the Intellectual Property rights of a Third Party, provided that Licensor shall have no such obligation to the extent the claim or demand arises from: (a) the combination of Licensed IP with content, materials, products or services provided by Licensee or Third Parties that is not at the direction of Licensor or in compliance with Licensor’s instructions and Licensor does not and should not reasonably expect such combination to occur, where the use of Licensed IP alone in the absence of such combination would be non-infringing; (b) Licensee’s use of Licensed IP in a manner not permitted or contemplated by this Agreement; (c) Licensee’s failure to use updated versions of Licensed IP if so instructed and provided by Licensor; or (d) Improvement IP solely developed by Licensee or its Affiliates or a Third Party acting on Licensee’s behalf used in violation of the terms hereof. For the avoidance of doubt, “Licensee Indemnified Party” is an “Indemnified Party” under Section 6.3.

Section 6.3 Procedures. The Indemnified Party shall be entitled to indemnification hereunder only: (a) if it gives written notice to the Indemnifying Party of any losses or claims, suits, or proceedings by Third Parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding) or becoming aware of any such loss; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (ii) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, (x) no Indemnifying Party shall have the right to assume control over the assertion of any claim, or the commencement of any action, in either case with respect to Taxes of the Indemnified Party, provided that the Indemnified Party shall not settle or resolve any such claim or action if doing so would reasonably be expected to adversely impact the Indemnifying Party, including increasing the Indemnifying Party’s obligations pursuant to this Agreement, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed; and (y) the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include using reasonable efforts to provide or make available documents, information, and witnesses and to mitigate damages.

Section 6.4 IP Infringement Remedies. Without limiting the foregoing Section 6.2, if (a) a Third Party brings a claim that the Licensed IP or the use thereof, or the Manufacture, Distribution and/or Sale of Licensed Products, or operation of any Approved Facility, infringes, violates, or misappropriates the Third Party’s intellectual property rights (an “IP Claim”), (b) Licensor or Licensee believes an IP Claim is reasonably likely, or (c) Licensee’s use of the Licensed IP is enjoined as a result of an IP Claim, Licensor shall, at its option and expense, (i) obtain a license or grant of rights under the rights that have been infringed or are alleged to be infringed, or other functionally equivalent Intellectual Property agreed upon by Licensee, which rights shall be no less favorable to Licensee than the terms hereof, (ii) modify the Licensed IP so it is non-infringing, provided that such modified Licensed IP is functionally equivalent to the unmodified Licensed IP, or (iii) if the foregoing options are not commercially reasonable, or completed within 90 days (or such other time period agreed upon by the Parties in writing), Licensee may terminate this Agreement upon written notice to Licensor. If Licensee declines to terminate the Agreement pursuant to subsection (iii) herein, Licensee agrees to take such actions as may be reasonably requested by Licensor to minimize damages as a result of the IP Claim. The remedies set forth in Section 6.2 and this Section 6.4 are Licensee’s sole and exclusive remedies for any Third Party claim of infringement of intellectual property rights made with respect to the Licensed IP. Licensor shall have no liability and no obligation under this Section 6.4 for any violation, infringement or misappropriation that arises out of or results from the matters described in Section 6.2(a) – (d).

Section 6.5 Indemnification Period. Neither Party will have liability to the other Party for indemnification under Section 6.1 and Section 6.2 unless notice of the claim is given by the Indemnified Party within two (2) years of the date that the cause of action become known by the Indemnified Party.

Section 6.6 Limitation of Liability.

(a) EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN ARTICLE VI AND EXCEPT FOR A PARTY’S BREACH OF ARTICLE VII (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE, TRANSACTION LOSSES, OR OPPORTUNITY COSTS) RESULTING FROM, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

(b) EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN ARTICLE VI, IN NO EVENT SHALL EITHER PARTY’S TOTAL, AGGREGATE LIABILITY TO THE OTHER PARTY OR TO ANY OTHER THIRD PARTY FOR ANY AND ALL CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE HIGHER OF (i) $50,000,000 AND (ii) THE AMOUNTS PAID OR PAYABLE BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT FOR ROYALTIES (IF APPLICABLE) IN THE EIGHTEEN (18) MONTHS PRECEDING THE ACT OR OMISSION GIVING RISE TO THE CLAIM (THE “BASE CAP”).

(c) NOTWITHSTANDING ANY CONTRARY TERM IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING EACH PARTY’S OBLIGATIONS IN ARTICLE VI EXCEED THE HIGHER OF (i) $100,000,000 AND (ii) THE AMOUNTS PAID OR PAYABLE BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT FOR ROYALTIES (IF APPLICABLE) IN THE THIRTY SIX (36) MONTHS PRECEDING THE ACT OR OMISSION GIVING RISE TO THE CLAIM (THE “INDEMNITY CAP”).

(d) FOR AVOIDANCE OF DOUBT, LICENSEE’S OBLIGATION TO PAY ROYALTIES WHEN DUE, WHETHER UNDER THIS AGREEMENT OR UNDER THE AMENDED IP AGREEMENT, IS NOT SUBJECT TO THE BASE CAP OR THE INDEMNITY CAP.

ARTICLE VII
CONFIDENTIALITY

Section 7.1 Confidentiality.

(a) Definitions; Exclusions. Each Party acknowledges that, in connection with this Agreement, it will gain access to certain non-public, confidential, or proprietary information of the other Party (“Confidential Information”). Confidential Information does not include information that at the time of disclosure is: (i) in the public domain; (ii) known to the Party receiving it; (iii) rightfully obtained by the receiving Party on a non-confidential basis from a Third Party; or (iv) independently developed by the receiving Party without access to the other Party’s Confidential Information.

(b) Obligations. Each Party shall maintain the other Party’s Confidential Information in strict confidence, use it only in furtherance of this Agreement, and not disclose it to any other Person, except to its employees, directors, officers, contractors, advisors, equity investors, lenders, and, with respect to TUM 1, its customers, in each case who (i) have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and (ii) are bound by written non-disclosure agreements with such Person. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other governmental authority, or as otherwise necessary to comply with applicable Law, provided that the Party making the disclosure pursuant to the order or in compliance with applicable Law shall first give written notice to the other Party as soon as reasonably practicable, to the extent legally permissible, to permit the other Party to object to the disclosure, and with respect to such order also shall first have made a reasonable effort to obtain a protective order to protect such disclosure.

(c) Return of Confidential Information. Upon expiration or termination for any reason of this Agreement, the receiving Party shall immediately (i) return all Confidential Information of the disclosing Party to the disclosing Party, or (ii) destroy it. At the same time, the receiving Party shall provide the disclosing Party with a written certificate signed by an authorized representative of the receiving Party on the return or destruction of all such Confidential Information.

ARTICLE VIII
TERM

Section 8.1 Term. This Agreement shall become effective as of the Effective Date and shall continue for an initial term of five (5) years (the “Initial Term”), unless terminated earlier as provided herein. Licensee may, in its sole discretion, elect to extend the term of this Agreement for one or more (at Licensee’s discretion) additional five (5) year terms (each such five (5) year period, an “Extension Term”) by providing written notice of such extension to Licensor no less than thirty (30) days prior to the expiration of the then-current term. The “Term” shall mean the Initial Term together with any Extension Terms. If this Agreement is terminated at any point prior to the fifteen (15)-year anniversary of the Effective Date, the Parties acknowledge and agree that the license granted in Section 2.1 shall also terminate. If the Agreement is terminated at any point after the expiration of the last of all of the Licensed Patents, the license granted in Section 2.1 shall survive such termination indefinitely on a royalty-free basis.

Section 8.2 Early Termination.

(a) Licensor may terminate this Agreement only upon the occurrence of one or more of the following events:

(i) Licensee assigns, transfers or conveys, or attempts to assign, transfer or convey the license granted in Section 2.1 or the rights granted hereunder to a Trina Competitor;

(ii) TUM 1 or TUM 2 (or to the extent TUM 2 does not own or operate the Approved Facility that Manufactures Solar Cells, the Approved Subsidiary that owns and operates the Approved Facility that Manufactures Solar Cells (if any)) ceases to be a direct or indirect, wholly owned subsidiary of Licensee;

(iii) the IP Sublicense Agreement is terminated;

(iv) the Amended IP License Agreement is terminated; or

(v) a Patent Challenge Termination Event in accordance with Section 8.3.

(b) Either Party may terminate this Agreement if the other Party is in material breach of this Agreement and fails to cure such material breach within ninety (90) days after receiving written notice thereof from the non-breaching Party; provided that, (i) if such material breach is capable of being cured, but cannot be cured within such ninety (90) day period, and the other Party initiates actions to cure such breach within such ninety (90) day period and thereafter diligently pursues such actions, the breaching Party shall have an additional period as is reasonable to cure such breach, not to exceed an aggregate of one hundred eighty (180) days after written notice by the non-breaching Party (unless the non-breaching Party agrees to a longer cure period).

Section 8.3 Patent Challenge Termination. If Licensee or any Sublicensees (individually or in association with any Person) Challenges or assists a Third Party in Challenging any Licensed Patent anywhere in the world, then Licensor will provide prompt written notice of such Challenge to Licensee. If Licensee does not withdraw such Challenge (or cause such Challenge to be withdrawn) within forty-five (45) days after receipt of such notice, then Licensor may terminate this Agreement with respect to the Licensed Patent(s) that have been Challenged by providing written notice of such termination to Licensee (a “Patent Challenge Termination Event”); provided that this Section 8.3 will not apply to, and Licensor may not terminate this Agreement with respect to (a) any Challenge that is commenced by a Sublicensee that is not an Affiliate of Licensee (provided that Licensee shall have a period of forty-five (45) days after such notice has been given by Licensor to terminate the applicable sublicense); (b) challenges by an open forum entity or other industry group where Licensee or a Sublicensee is a member (provided that Licensee or its Affiliates or Sublicensees do not direct or control the action of such entity); (c) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction, advanced by Licensee, any of its Affiliates, Sublicensees in response to any claim or action brought in the first instance by, or on behalf of, Licensor or any Third Party; or (d) the production of documents or the giving testimony in response to any discovery requests or court order in a valid legal process, as required by applicable Law, provided that Licensee has also complied with its obligations under Section 7.1(b).

Section 8.4 Survival. The following sections of this Agreement shall survive the termination or expiration of this Agreement: ARTICLE I, ARTICLE III, ARTICLE V, ARTICLE VI, ARTICLE VII, Section 8.4, ARTICLE IX, and ARTICLE X.

ARTICLE IX
Governing Law and Jurisdiction; Waiver of Jury Trial; Equitable Remedies

Section 9.1 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction). The application of the United Nations Conventions on the International Sale of Goods is explicitly excluded. Any legal suit, action or proceeding arising out of or based upon this Agreement shall properly and exclusively lie in the state and federal courts located in the state of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.2 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

Section 9.3 Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including, without limitation, specific performance. The Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

ARTICLE X
MISCELLANEOUS

Section 10.1 Assignment. Neither Party may assign this Agreement to any Third Party, in whole or in part, including by operation of law or otherwise without the prior written consent of the other Party. For purposes of this Agreement, any Change of Control of a Party shall be deemed an assignment. “Change of Control” means (a) an acquisition of the Party by another individual or entity by means of any transaction or series of related transactions pursuant to which such other individual or entity becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the voting stock of the relevant Party (including any reorganization, amalgamation, exchange offer, business combination, merger, consolidation or similar transaction), or (b) a sale, transfer, assignment, conveyance, or other disposition, directly or indirectly, in one or a series of related transactions, of all or substantially all of the assets of the Party. “Beneficial owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934. Prohibited assignments are null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ permitted successors and assigns. Notwithstanding anything in this Section 10.1, Licensee may (i) directly or indirectly, pledge, encumber, collaterally assign, transfer or otherwise grant a lien or other security interest on its rights hereunder (such pledge, encumbrance, assignment, transfer or grant, a “Pledge”) as collateral in connection with the Credit Agreement and (ii) assign this agreement in connection with a foreclosure (or a sale, assignment or other transfer in lieu of foreclosure) or other exercise of remedies of the Secured Parties (as defined in the Credit Agreement) (or any of their applicable representatives) with respect to the Pledge.

Section 10.2 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.3 Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement or any of the other Commercial Agreements creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among the Parties or any of their respective Affiliates for any purposes whatsoever (including for U.S. federal income tax purposes), neither Party shall, or shall permit its Affiliates to, hold itself out as an agent, partner, joint venturer, employer, employee or fiduciary of the other Party (or any of its Affiliates) in connection with this Agreement (including for U.S. federal income tax purposes), and neither Party has authority to contract or bind the other Party in any manner whatsoever.

Section 10.4 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the following addresses (or at such other address for a Party as may be specified in a notice given in accordance with this Section). Notices sent in accordance with this Section will be deemed effective: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by email (in each case, with confirmation of transmission, and only if an email address is provided by a Party to the other Party in a notice given in accordance with this Section), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient:

if to Licensor:

No. 2 Tian He Road, Trina PV Park, Xin Bei District

Changzhou, Jiangsu, PRC, 213031

Attention: Legal Department; Ailing Lv

Email: ailing.lv@trinasolar.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019-6119

United States

Attention: Catherine X. Pan-Giordano

Kevin Maler

Email: pan.catherine@dorsey.com

maler.kevin@dorsey.com

if to Licensee:

6&8 East Court Square, Suite 300
Newnan, Georgia 30263
Attention: Compliance Officer
Email: compliance-officer@freyrbattery.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ
Attention: Denis Klimentchenko and Danny Tricot
Email: denis.klimentchenko@skadden.com

danny.tricot@skadden.com

Section 10.5 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Sections, Exhibits, and Schedules refer to the Sections of, Exhibits of, and Schedules attached to this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

Section 10.6 Entire Agreement. This Agreement, together with all Exhibits, Schedules and attachments and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.7 Third Party Beneficiaries. Except as providing in this Section 10.7 and as provided in Section 6.1 (Mutual Indemnification) and Section 6.2 (IP Infringement Claims), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement. The Parties acknowledge and agree that TUM 1 is a third-party beneficiary to this Agreement and may enforce the provisions of this Agreement against Licensor.

Section 10.8 Amendments and Waivers. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof.

Section 10.9 Severability. If any term or provision of this Agreement is invalid, illegal, void or unenforceable in any jurisdiction, such invalidity, illegality, voidability or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties further agree to replace such invalid, illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, void or unenforceable provision.

Section 10.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

Section 10.11 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the United States Bankruptcy Code regardless of the form or type of intellectual property under or to which such rights and licenses are granted and regardless of whether the intellectual property is registered in or otherwise recognized by or applicable to the United States of America or any other country or jurisdiction. The Parties agree that Licensee will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. Licensor further agrees that, in the event of the commencement of a bankruptcy proceeding by or against Licensor under the United States Bankruptcy Code, Licensee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, which, if not already in Licensee’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon Licensee’s written request therefore, unless Licensor continues to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of Licensor upon written request therefore by Licensee.

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[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

LICENSOR

Trina Solar Co., Ltd.

Signature:	/s/ Jifan Gao
Name:	Jifan Gao
Title:	Chairman, Director, General Manager
Location:	China

LICENSEE

FREYR Battery, Inc.

Signature:	/s/ Daniel Barcelo
Name:	Daniel Barcelo
Title:	Authorized Signatory
Location:	New York, USA

[Signature Page to IP License Agreement]